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Exhibit 21

Aquila, Inc.
Subsidiaries
2003 Annual Report on Form 10-K

Subsidiary	Jurisdiction of Incorporation
Aquila Merchant Services, Inc.	Delaware
MEP Holdings, Inc.	Delaware
UtilCo Group, Inc.	Delaware
Aquila Networks Canada Corp.	Province of Alberta

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Aquila, Inc. Subsidiaries 2003 Annual Report on Form 10-K